EXHIBIT 99

For Immediate Release February 25, 2009	Contact: Barbara Thompson First Citizens BancShares (919) 716-2716

FIRST CITIZENS BANCSHARES ANNOUNCES
EXECUTIVE MANAGEMENT CHANGES

RALEIGH, N.C. – First Citizens BancShares Inc. (Nasdaq: FCNCA) today announced that Lewis R. Holding has relinquished his role as Chairman of BancShares and its First Citizens Bank and IronStone Bank subsidiaries and has retired from the Boards of Directors of each company. He has also retired as Chief Executive Officer of IronStone Bank. Lewis R. Holding has served in major leadership roles at First Citizens since 1957.

First Citizens BancShares and First Citizens Bank Chief Executive Officer and former President Frank B. Holding Jr. has been elected Chairman of First Citizens BancShares, First Citizens Bank and IronStone Bank. He was also elected CEO of IronStone Bank. Ed Willingham, former Executive Vice President of the Bank’s central North Carolina region, has been elected President of First Citizens BancShares and First Citizens Bank.

The Boards of Directors for BancShares, First Citizens Bank and IronStone Bank today approved the executive management changes, which are effective immediately.

Frank Holding Jr. said, “Mr. Lewis Holding’s pioneering spirit and leadership — combined with his personal devotion and professional commitment to First Citizens BancShares — have positioned us for a strong future. It is a tribute to his 52-year leadership that BancShares is the stable, successful corporation it is today. I’m excited about this new era for our company and the five-member executive management team, with 150 years of First Citizens banking experience, that will lead us.”

In addition to Frank Holding and Ed Willingham, other members of the executive team include: Frank B. Holding Sr., Executive Vice Chairman of First Citizens BancShares and First Citizens Bank; Hope Holding Connell, President of IronStone Bank and First Citizens Bank Business Services Manager; and James M. Parker, IronStone Bank Western Division President and Chief Operating Officer and First Citizens Bank Vice Chairman.

Smithfield, N.C. native Lewis Holding, 81, joined the bank full time in 1953 and was named President and CEO of First Citizens Bank in 1957 at age 29. He served as President until 1979, when he was elected Chairman. During his tenure with the company, First Citizens BancShares’ subsidiaries grew from a North Carolina regional bank to financial service companies with 4,700 employees serving customers in 17 states from North Carolina to California as well as a Representative Office in London, England. Holding was a Founder and Chairman of Atlantic States Bankcard Association. In 2003, he was inducted into the North Carolina Business Hall of Fame. In addition, he is a member of the North Carolina Bankers Association Hall of Fame.

Throughout his career, Lewis Holding’s commitment to philanthropy, the arts and economic development has been extensive through his work on numerous boards and commissions, including North Carolina Citizens for Business and Industry (now known as the North Carolina Chamber), the James E. and Mary Z. Bryan Foundation, Ravenscroft School and the North Carolina Community Foundation, which he founded and is today one of the state’s largest donor-advised foundations.

Frank Holding Jr., 47, was elected President of First Citizens in 1994 and Chief Executive Officer in January 2008. Prior to being President, he served in a variety of other senior management positions with the company in Charlotte, Raleigh, Wilmington, Swansboro and Fayetteville. He is the third generation of Holdings to lead the bank. In his role as Chairman and CEO, Holding will continue to focus on a disciplined approach to banking, asset quality, a long-term perspective and attention to the needs of customers. He currently serves on the Boards of Directors for BlueCross BlueShield of North Carolina, Piedmont Natural Gas Company, the Institute for Defense & Business, Mount Olive Pickle Company and the Research Triangle Regional Partnership. He received his bachelor’s degree in business from the University of North Carolina at Chapel Hill (1982), and his Master of Business Administration degree from The Wharton School of Finance at the University of Pennsylvania (1986).

Veteran Raleigh banker Ed Willingham, a Greenville, N.C. native who joined First Citizens in 1987, has the broad perspective and experience to lead BancShares as President, according to Frank Holding Jr.

“Ed’s knowledge and expertise will help us continue to build our franchise, provide superior financial services and develop strong relationships with our customers,” Holding said. “I have full confidence in the ability of Ed Willingham, our leadership team and our associates as we continue to position our company for future success.”

Willingham said he was excited about the opportunity to serve as President.

“First Citizens is a great company and has many outstanding associates who are committed to attracting, retaining and expanding customer relationships across our franchise. I look forward to my new role and moving our company forward,” Willingham said.

Willingham, 54, first served at First Citizens Bank in corporate business development for Wake County and was promoted to Raleigh City Executive in 1988. In 1991, Willingham was named Regional Vice President with oversight for Durham, Orange and Wake counties. Since then, his region expanded to include management of bank operations in 19 additional counties in central North Carolina, including the Triangle, Triad and much of the eastern part of the state. He has a bachelor’s degree in economics from Davidson College (1976) and completed a Master of Business Administration degree from the University of North Carolina at Chapel Hill (1989).

Willingham is currently a member of the Carolina Parents Council at the University of North Carolina at Chapel Hill and a member of the Greater Raleigh Chamber of Commerce, where he is also a past Director and past Advisor. He is a longtime active member of the Wake County affiliate of the North Carolina Community Foundation. He is President and a Board Member at North Ridge Country Club. He is a member and served as past co-Sunday School Superintendent of White Memorial Presbyterian Church. Among his many former affiliations, Willingham was the 2006-2007 Chair of the Regional Transportation Alliance and is a past board member of Communities in Schools.

First Citizens BancShares Inc. is a $16.7 billion financial holding company headquartered in Raleigh, N.C. Its two major subsidiaries are First Citizens Bank and IronStone Bank. The subsidiaries provide a broad range of financial services through a network of 400 branch offices in 17 states from coast-to-coast.

For more information on First Citizens BancShares, visit the company’s Web site at firstcitizens.com.

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